Filed pursuant to Rule 424(b)(3)
File No. 333-268966

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 7, 2024)

July 3, 2024

OXFORD PARK INCOME FUND, INC.
COMMON SHARES OF BENEFICIAL INTEREST

Maximum Offering of 20,000,000 Shares

8 Sound Shore Drive, Suite 255
Greenwich, CT 06830

This prospectus supplement contains information which amends, supplements and modifies certain information contained in the prospectus dated February 7, 2024 (the “Base Prospectus” together with this prospectus supplement, the “Prospectus”), which relates to the sale of shares of common stock of Oxford Park Income Fund, Inc. (the “Fund”) in a continuous offering of up to 20,000,000 shares of common stock.

This prospectus supplement supersedes the Base Prospectus to the extent it contains information that is different from or in addition to the information in the Base Prospectus. Unless otherwise indicated, all other information included in the Base Prospectus that is not inconsistent with the information set forth in this prospectus supplement remains unchanged.

You should carefully read the entire Prospectus before investing in our common stock. You should also review the information set forth under the “Risks” section beginning on page 26 of the Base Prospectus and in our subsequent filings with the Securities and Exchange Commission that are incorporated by reference into the Prospectus, before investing.

The terms “Oxford Park,” the “Company,” “we,” “us” and “our” generally refer to Oxford Park Income Fund, Inc.

UPDATE TO BASE PROSPECTUS

Effective July 2, 2024, all references to the Dealer Manager shall be deemed to refer only to Skyway Capital Markets, LLC unless otherwise stated in this prospectus supplement or unless context requires otherwise.